Exhibit 99.2
Spirit Airlines Reports March 2017 Traffic

MIRAMAR, Fla., (April 17, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for March 2017.

Traffic (revenue passenger miles) in March 2017 increased 11.6 percent versus March 2016 on a capacity (available seat miles) increase of 15.1 percent. Load factor for March 2017 was 85.8 percent, a decrease of 2.7 percentage points compared to March 2016.
 Preliminary Traffic Results

	March 2017	March 2016	Change
Revenue passenger miles (RPMs) (000)	2,057,061	1,843,678	11.6%
Available seat miles (ASMs) (000)	2,396,541	2,082,413	15.1%
Load factor	85.8%	88.5%	(2.7) pts
Passenger flight segments	2,050,593	1,826,154	12.3%
Average stage length (miles)	981	994	(1.3)%
Total departures	13,722	12,216	12.3%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	5,613,422	5,070,313	10.7%
Available seat miles (ASMs) (000)	6,875,899	5,983,005	14.9%
Load factor	81.6%	84.7%	(3.1) pts
Passenger flight segments	5,569,604	4,988,160	11.7%
Average stage length (miles)	985	995	(1.0)%
Total departures	39,330	35,160	11.9%

Preliminary Systemwide Operational Performance

March 2017
On-Time Performance[1]	77.3%
Completion Factor	97.7%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 440 daily flights to 59 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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